EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                       VICON REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 14, 2006 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2005. The announcement was made by Chairman and CEO Ken Darby, who said the results reflect improved gross margins and lower operating expenses.

Net sales for the first fiscal quarter were $14.3 million, compared with $15.6 million in the same period of the previous fiscal year. Net income totaled $147,000 ($.03 per share diluted), compared with a net loss of $740,000 ($.16 per share) in the prior year quarter.

Mr. Darby said U.S. sales were $7.4 million for the quarter, down from $7.8 million a year ago, while foreign sales declined to $6.9 million from $7.8 million. The foreign sales decline was the result of an unusually large (approximately $2 million) West Africa project that shipped in the first quarter a year ago. Darby said new sales orders for the fiscal 2006 first quarter were $12.6 million, down from $16.0 million in the same period a year ago.

Operating performance during the quarter improved significantly as lower production costs increased gross profit margins to 39.5% from 37.7%. Operating expenses declined $1,058,000 as a result of cost reduction efforts.

After two years of development, Vicon will soon begin shipments of ViconNet(r) Version 3.0, the latest release of the Company's Digital Video Management Application. "ViconNet(r) is the backbone of our digital product family, which in the December quarter accounted for 31% of all revenue," noted Mr. Darby.

In connection with ongoing patent litigation, the plaintiff in January 2006 has alleged past damages of approximately $11.7 million against Vicon. The suit also seeks injunctive relief, enhanced damages, and unspecified attorney's fees. The Company has vigorously defended itself for more than two years and believes it has meritorious defenses. The Company has held discussions with the plaintiff in the interest of settling the case; however, no assurance can be given that a settlement will be reached.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                               Table of Operations


                             Vicon Industries, Inc.

                        Condensed Statement of Operations

                                          First Quarter Ended December 31,
                                          --------------------------------
                                            2005                      2004
                                            ----                      ----
Net sales                               $14,259,000               $15,582,000

Gross profit                              5,636,000                 5,868,000

Operating income (loss)                     153,000                  (673,000)

Income (loss) before income taxes           152,000                  (727,000)

Income tax expense                            5,000                    13,000
                                        -----------               -----------

Net income (loss)                       $   147,000               $  (740,000)
                                        ===========               ===========


Basic and diluted
  earnings (loss) per share:            $     .03                 $    (.16)

Shares used in computing earnings (loss) per share:

        Basic                             4,570,000                  4,562,000
        Diluted                           4,663,000                  4,562,000